CHOICE BANCORP, INC

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Choice Bancorp, Inc.

Oshkosh, Wisconsin

We consent to the inclusion of our report dated March 21, 2012, relating to the consolidated balance sheets of Choice Bancorp, Inc. and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011.  We also consent to the incorporation by reference in the Registration Statement (No. 333-166660) on Form S-8 of Choice Bancorp, Inc. of our report dated March 21, 2012, appearing in the Form 10-K of Choice Bancorp, Inc.

Wipfli LLP

March 21, 2012

Oak Brook, Illinois